Exhibit 99.1

Concho Resources Inc. Reports Fourth Quarter and Full-Year 2015 Results

MIDLAND, Texas--(BUSINESS WIRE)--February 24, 2016--Concho Resources Inc. (NYSE: CXO) (the “Company” or “Concho”) today reported financial and operating results for the fourth quarter and full year 2015.

Highlights

  Full-year 2015 production increased 28% year-over-year, with crude oil production up 31%.
  Exploration and development capital expenditures were $1.8 billion during 2015, down 28% from 2014.
  Year-end 2015 estimated proved reserves totaled 623.5 MMBoe.
  Reserves replaced at a ratio of 291%, excluding price revisions, and at a drill-bit finding and development cost of $11.66 per Boe.
  Total resource potential estimated at approximately 5 billion Boe, up from 3.7 billion Boe at year end 2014.
  2016 capital lowered to $1.2 billion from $1.4 billion.

See “Supplemental Non-GAAP Financial Measures” at the end of this press release for an explanation of how we calculate and use the reserves replacement ratio and finding and development costs.

Tim Leach, Chairman, Chief Executive Officer and President, commented, “Concho achieved record operating performance in 2015. This performance demonstrates our ability to adapt to challenging conditions and generate greater capital productivity across our assets, while strengthening our portfolio. Looking ahead to 2016, we plan to execute a disciplined capital program focused on capturing operational efficiencies and optimizing development. Our near-term strategy, high-quality resource base and strong balance sheet uniquely position Concho to build long-term value for our shareholders.”

Fourth Quarter and Full-Year 2015 Operations Summary

Production for the fourth quarter of 2015 was 13.2 million barrels of oil equivalent (MMBoe), or an average of 144.0 thousand Boe per day (MBoepd), an increase of 15% from the fourth quarter of 2014 and above the high-end of the Company’s guidance.

Production for full year 2015 totaled 52.3 MMBoe, or an average of 143.3 MBoepd, an increase of 28% over full year 2014. Full-year 2015 production was comprised of 66% oil and 34% natural gas.

During the fourth quarter of 2015, Concho averaged 12 rigs, compared to 15 rigs in the third quarter of 2015. Concho started drilling or participating in a total of 67 gross wells (41 operated) and completed 62 gross wells during the fourth quarter of 2015. The table below summarizes the Company’s drilling activity by core area for the fourth quarter and full year 2015.

	Number of Wells		Number of Operated		Number of Wells
	Drilled		Wells Drilled		Completed
	(Gross)		(Gross)		(Gross)
	4Q15	FY15	4Q15	FY15	4Q15	FY15
Delaware Basin	41	204	28	159	33	228
Midland Basin	7	58	6	52	10	97
New Mexico Shelf	19	99	7	55	19	115
Total	67	361	41	266	62	440

Percent Horizontal	96%	86%	100%	86%	94%	79%

Delaware Basin

Production from horizontal wells in the Delaware Basin totaled 84.4 MBoepd in the fourth quarter of 2015, up approximately 31% over the fourth quarter of 2014. During the fourth quarter of 2015, Concho drilled 28 wells in the Delaware Basin, including nine wells targeting the Avalon Shale, 10 wells targeting the Bone Spring Sands and nine wells targeting the Wolfcamp.

Concho added 24 new horizontal wells in the northern Delaware Basin with at least 30 days of production as of the end of the fourth quarter of 2015. The average peak 30-day and 24-hour rates for these wells were 957 Boe per day (Boepd) (74% oil) and 1,445 Boepd, respectively. The average lateral length for these wells was 4,785 feet.

Concho added five new horizontal wells in the southern Delaware Basin with at least 30 days of production as of the end of the fourth quarter of 2015. The average peak 30-day and 24-hour rates for these wells were 1,199 Boepd (78% oil) and 1,498 Boepd, respectively. The average lateral length for these wells was 6,867 feet, setting a new record for Concho in the southern Delaware Basin.

The Company currently has eight horizontal rigs in the Delaware Basin, with six horizontal rigs in the northern Delaware Basin and two horizontal rigs in the southern Delaware Basin.

Midland Basin

Concho added five new horizontal wells with at least 30 days of production as of the end of the fourth quarter of 2015. The average peak 30-day and 24-hour rates for these wells were 835 Boepd (85% oil) and 1,099 Boepd, respectively, from an average lateral length of 6,634 feet.

The Company currently has one horizontal rig in the Midland Basin.

New Mexico Shelf

On the New Mexico Shelf, Concho added 10 new horizontal wells with at least 30 days of production as of the end of the fourth quarter of 2015. The average peak 30-day and 24-hour rates for these wells were 354 Boepd (81% oil) and 497 Boepd, respectively.

The Company currently has one horizontal rig on the New Mexico Shelf.

Fourth-Quarter 2015 Financial Summary

Concho’s average realized price for oil and natural gas for the fourth quarter of 2015, excluding the effect of commodity derivatives, was $29.38 per Boe, compared with $51.77 per Boe for the fourth quarter of 2014.

Net loss for the fourth quarter of 2015 was $0.8 million, or $0.01 per diluted share, compared to net income of $129.9 million, or $1.15 per diluted share, for the fourth quarter of 2014. Adjusted net loss (non-GAAP), which excludes non-cash and unusual items, for the fourth quarter of 2015 was $9.4 million, or $0.07 per diluted share, compared with adjusted net income (non-GAAP) of $99.7 million, or $0.88 per diluted share, for the fourth quarter of 2014.

EBITDAX (non-GAAP) for the fourth quarter of 2015 totaled $401.4 million, compared to $509.6 million for the fourth quarter of 2014.

Full-Year 2015 Financial Summary

The Company’s average realized price for oil and natural gas for full year 2015, excluding the effect of commodity derivatives, was $34.49 per Boe, compared with $65.08 per Boe for full year 2014.

Net income for full year 2015 was $65.9 million, or $0.54 per diluted share, compared to net income of $538.2 million, or $4.88 per diluted share, for full year 2014. Adjusted net income (non-GAAP), which excludes non-cash and unusual items, for full year 2015 was $110.8 million, or $0.91 per diluted share, compared with adjusted net income (non-GAAP) of $443.6 million, or $4.02 per diluted share, for full year 2014.

EBITDAX (non-GAAP) for 2015 totaled $1.7 billion, compared to $2.0 billion for full year 2014.

Cash flows generated from operating activities for full year 2015 totaled $0.9 billion, compared with $1.7 billion for full year 2014. Adjusted cash flows (non-GAAP), which are cash flows from operating activities adjusted for settlements on derivatives, were $1.5 billion for full year 2015, as compared to $1.7 billion for full year 2014.

Costs incurred for exploration and development activities were $1.8 billion, and costs incurred for property acquisitions were $0.3 billion for full year 2015. For a summary of costs incurred for the year ended December 31, 2015, see “Costs Incurred” below.

See “Supplemental Non-GAAP Financial Measures” at the end of this press release for a description of non-GAAP measures adjusted net income (loss), adjusted earnings per share, EBITDAX and adjusted cash flows and a reconciliation of these measures to the associated GAAP measures.

2015 Proved Reserves

At December 31, 2015, Concho’s estimated proved reserves totaled 623.5 MMBoe. The Company’s proved reserves are approximately 59% crude oil and 41% natural gas. Proved developed reserves represent approximately 57% of total proved reserves.

During 2015, Concho added 152.2 MMBoe of proved reserves due to drilling and completion operations and acquisitions, resulting in a reserve replacement ratio of 291%, excluding price revisions. Drill-bit finding and development cost was $11.66 per Boe for 2015, compared to $14.02 per Boe for 2014. At December 31, 2015, the Company’s three-year average drill-bit finding and development cost was $13.84 per Boe.

Concho estimates current resource potential at approximately 5 billion Boe, including total proved reserves. Concho’s current resource potential is attributable to approximately 18,000 horizontal drilling locations, underscoring the Company’s transition to large-scale horizontal development in the Permian Basin.

Each of Concho’s core areas contributed to resource expansion. In the northern Delaware Basin, the Avalon Shale and Wolfcamp were the biggest contributors to increasing resource due to successful delineation wells and downspacing pilots. Concho’s recent transactions in the southern Delaware Basin combined with industry-leading results targeting the upper Wolfcamp drove a substantial increase in year-end resource. In the Midland Basin, Concho’s horizontal development program continues to exceed expectations. Consistently strong results in the Wolfcamp as well as successful delineation wells in the Lower Spraberry provide confidence around the high-quality resource potential in the Midland Basin. The shallow oil play on the New Mexico Shelf continues to deliver impressive returns, and Concho is extending the life of our legacy oil play with horizontal drilling and completion techniques.

Commenting on the Company’s expanded resource potential and drilling inventory, Mr. Leach said:

“Over the past two years, our drilling program and technical teams delineated a significant amount of resource that, when combined with our efforts to actively manage our portfolio, provides Concho a solid platform for future growth.”

For a summary of estimated proved reserves, please see “Estimated Year-End Proved Reserves” below, and for an explanation of how we calculate and use the reserves replacement ratio and finding and development costs, please see “Supplemental Non-GAAP Financial Measures” below.

Outlook

First Quarter 2016

Production for the first quarter of 2016 is expected to be 130 MBoepd to 134 MBoepd. The outlook for first-quarter 2016 production is a result of reducing drilling and completion activity to align capital spending with cash flow in the second half of 2015 as well as recent operational constraints. These operational constraints, which include a third-party natural gas plant that remains inoperable and a winter storm in the last week of December that affected our operations in southeast New Mexico, are expected to negatively impact production for the first quarter of 2016 by 6 MBoepd. Additionally, weather-related repairs are expected to contribute to an increase in lease operating expense for the first quarter of 2016; as a result, lease operating expense is expected to be $7.75 per Boe to $8.00 per Boe. The crude oil price differential relative to NYMEX is expected to be ($4.50) per Bbl to ($4.70) per Bbl for the first quarter of 2016 and ($3.75) per Bbl to ($4.25) per Bbl for full year 2016.

Full Year 2016

The Company continues to scale capital spending with cash flow due to persistently low commodity prices and currently expects to execute a $1.1 billion to $1.3 billion capital plan in 2016, with approximately 90% for drilling and completion activity. Concho expects full-year 2016 production will be flat-to-down approximately 5% as compared to 2015. The Company’s 2016 production outlook is primarily driven by the reduction in activity year-over-year, shifting to pad drilling and the timing of completion activity.

Commenting on the Company’s updated 2016 capital plan, Mr. Leach said:

“By appropriately scaling our capital program we preserve our high-quality drilling projects for a better environment, keep the balance sheet strong and remain well-positioned to capture unique opportunities in our core operating areas. We plan to manage capital spending around anticipated cash flow and retain significant flexibility to adjust our plan as we progress through 2016. Our improving operational efficiency and high-quality drilling inventory provide increasing confidence that we can do more with less. For 2017, we believe we can continue to balance capital spending and cash flow and deliver double-digit production growth, based on the current commodity price outlook.”

Concho’s 2016 capital plan excludes acquisitions and is subject to change depending upon a number of factors, including commodity prices and industry conditions. Please see the table under “2016 Guidance” below for detailed information about the Company’s outlook for full year 2016.

Financial Position and Liquidity

At December 31, 2015, Concho had long-term debt of $3.3 billion and cash of $0.2 billion. Concho’s net debt-to-EBITDAX ratio was 1.8 times at year end 2015. In addition, Concho has a revolving credit facility with $2.5 billion in commitments from its bank group. At December 31, 2015, Concho had no outstanding borrowings on its credit facility, providing the Company with total liquidity of $2.7 billion.

Commodity Derivatives Update

The Company enters into commodity derivatives to manage its exposure to commodity price fluctuations. For 2016, Concho has crude oil swap contracts covering approximately 63.4 MBopd at a weighted average price of $70.13 per Bbl. Please see the table under “Derivatives Information” below for detailed information about the Company’s current derivatives positions.

Conference Call

Concho will discuss fourth quarter and full-year 2015 results on a conference call tomorrow, February 25, 2016, at 8:30 AM CT (9:30 AM ET). The telephone number and passcode to access the conference call are provided below:

Dial-in: (855) 445-9894
Intl. dial-in: (330) 863-3281
Participant Passcode: 25031593

To access the live webcast and view the related earnings presentation, visit Concho’s website at www.concho.com. The replay will also be available on the Company’s website under the “Investors” section.

Upcoming Conferences

The Company will participate in the following upcoming conferences:

Conference Date	Conference	Presentation Time
February 29, 2016	J.P. Morgan Global High Yield & Leveraged Finance Conference	8:00 AM CT (9:00 AM ET)
March 4, 2016	Simmons 16th Annual Energy Conference	1:00 PM CT (2:00 PM ET)
March 7, 2016	Raymond James & Associates’ 37th Annual Institutional Investors Conference	8:50 AM CT (9:50 AM ET)
March 21, 2016	Scotia Howard Weil 2016 Energy Conference	9:15 AM CT (10:15 AM ET)

The Company’s presentation at the Raymond James & Associates 37th Annual Institutional Investors Conference will be webcast and accessible on the “Events & Presentations” page under the “Investors” section of the Company’s website. The Company will refer to its March 2016 Investor Presentation. The presentation will be available on the Company’s website on or prior to the day of the first conference.

Concho Resources Inc.

Concho Resources Inc. is an independent oil and natural gas company engaged in the acquisition, development, exploration and production of oil and natural gas properties. The Company’s operations are focused in the Permian Basin of southeast New Mexico and west Texas. For more information, visit the Company’s website at www.concho.com.

Forward-Looking Statements and Cautionary Statements

The foregoing contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Company’s future financial position, operations, performance, business strategy, oil and natural gas reserves, drilling program, capital expenditure budget, liquidity and capital resources, the timing and success of specific projects, outcomes and effects of litigation, claims and disputes, derivative activities and potential financing. The words “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “could,” “may,” “foresee,” “plan,” “goal” or other similar expressions are intended to identify forward-looking statements, which generally are not historical in nature. However, the absence of these words does not mean that the statements are not forward-looking. These statements are based on certain assumptions and analyses made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the risk factors discussed or referenced in the Company’s most recent Annual Report on Form 10-K and Current Reports on Form 8-K; risks relating to declines in the prices the Company receives, or sustained depressed prices the Company receives, for its oil and natural gas; uncertainties about the estimated quantities of oil and natural gas reserves; drilling and operating risks; the adequacy of the Company’s capital resources and liquidity including, but not limited to, access to additional borrowing capacity under its credit facility; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing and the export of oil and natural gas; the impact of potential changes in the Company’s credit ratings; environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater contamination; difficult and adverse conditions in the domestic and global capital and credit markets; risks related to the concentration of the Company’s operations in the Permian Basin of southeast New Mexico and west Texas; disruptions to, capacity constraints in or other limitations on the pipeline systems that deliver the Company’s oil, natural gas liquids and natural gas and other processing and transportation considerations; the costs and availability of equipment, resources, services and personnel required to perform the Company’s drilling and operating activities; potential financial losses or earnings reductions from the Company’s commodity price risk-management program; risks and liabilities associated with acquired properties or businesses; uncertainties about the Company’s ability to successfully execute its business and financial plans and strategies; uncertainties about the Company’s ability to replace reserves and economically develop its current reserves; general economic and business conditions, either internationally or domestically; competition in the oil and natural gas industry; uncertainty concerning the Company’s assumed or possible future results of operations; and other important factors that could cause actual results to differ materially from those projected.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Concho Resources Inc.
Consolidated Balance Sheets
Unaudited

	December 31,
(in thousands, except share and per share amounts)	2015	2014 (a)
Assets
Current assets:
Cash and cash equivalents	$228,550	$21
Accounts receivable, net of allowance for doubtful accounts:
Oil and natural gas	203,972	250,600
Joint operations and other	190,608	409,665
Derivative instruments	652,498	490,351
Prepaid costs and other	38,922	37,759
Total current assets	1,314,550	1,188,396
Property and equipment:
Oil and natural gas properties, successful efforts method	15,846,307	13,867,831
Accumulated depletion and depreciation	(5,047,810)	(3,790,953)
Total oil and natural gas properties, net	10,798,497	10,076,878
Other property and equipment, net	178,450	129,136
Total property and equipment, net	10,976,947	10,206,014
Deferred loan costs, net	15,585	20,260
Intangible asset - operating rights, net	25,693	27,154
Inventory	19,118	14,435
Noncurrent derivative instruments	167,038	262,349
Other assets	122,945	33,172
Total assets	$12,641,876	$11,751,780
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable - trade	$13,200	$20,380
Bank overdrafts	-	92,541
Revenue payable	169,787	238,098
Accrued and prepaid drilling costs	228,523	718,300
Other current liabilities	184,910	195,308
Total current liabilities	596,420	1,264,627
Long-term debt	3,332,188	3,469,137
Deferred income taxes	1,630,373	1,600,751
Asset retirement obligations and other long-term liabilities	140,344	136,477
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 authorized; 129,444,042 and 113,264,918 shares issued at December 31, 2015 and 2014, respectively	129	113
Additional paid-in capital	4,628,390	3,027,412
Retained earnings	2,345,641	2,279,741
Treasury stock, at cost; 306,061 and 260,124 shares at December 31, 2015 and 2014, respectively	(31,609)	(26,478)
Total stockholders’ equity	6,942,551	5,280,788
Total liabilities and stockholders’ equity	$12,641,876	$11,751,780

(a)

The following reclassifications have been made to the 2014 amounts in order to conform to the 2015 presentation and for the retrospective application resulting from the early adoption of Accounting Standards Update No. 2015-03 and 2015-17:

• $48.2 million of net deferred loan costs reclassified as a direct deduction from long-term debt; and

• $162.6 million of current deferred income tax liability reclassified as a noncurrent deferred income tax liability.

Concho Resources Inc.
Consolidated Statements of Operations
Unaudited

	Three Months Ended		Years Ended
	December 31,		December 31,
(in thousands, except per share amounts)	2015	2014	2015	2014

Operating revenues:
Oil sales	$327,480	$492,832	$1,539,917	$2,189,072
Natural gas sales	61,672	101,391	263,656	471,075
Total operating revenues	389,152	594,223	1,803,573	2,660,147
Operating costs and expenses:
Oil and natural gas production	135,434	135,781	541,359	538,374
Exploration and abandonments	26,281	214,176	58,847	284,821
Depreciation, depletion and amortization	321,779	264,138	1,223,253	979,740
Accretion of discount on asset retirement obligations	1,706	1,910	7,600	7,072
Impairments of long-lived assets	52,941	431,675	60,529	447,151
General and administrative (including non-cash stock-based compensation of $15,801 and $12,458 for the three months ended December 31, 2015 and 2014, respectively, and $63,073 and $47,130 for the years ended December 31, 2015 and 2014, respectively)	50,958	54,113	230,734	204,161
Gain on derivatives	(318,681)	(765,010)	(699,752)	(890,917)
Total operating costs and expenses	270,418	336,783	1,422,570	1,570,402
Income from operations	118,734	257,440	381,003	1,089,745
Other income (expense):
Interest expense	(54,581)	(52,537)	(215,384)	(216,661)
Loss on extinguishment of debt	-	-	-	(4,316)
Loss on disposition of assets, net	(52,201)	(611)	(53,789)	(9,308)
Other, net	(6,684)	(5,364)	(14,559)	(3,500)
Total other expense	(113,466)	(58,512)	(283,732)	(233,785)
Income before income taxes	5,268	198,928	97,271	855,960
Income tax expense	(6,056)	(69,032)	(31,371)	(317,785)
Net income (loss)	$(788)	$129,896	$65,900	$538,175
Earnings per share:
Basic net income (loss)	$(0.01)	$1.15	$0.54	$4.89
Diluted net income (loss)	$(0.01)	$1.15	$0.54	$4.88

Concho Resources Inc.
Consolidated Statements of Cash Flows
Unaudited

	Years Ended December 31,
(in thousands)	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$65,900	$538,175
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	1,223,253	979,740
Accretion of discount on asset retirement obligations	7,600	7,072
Impairments of long-lived assets	60,529	447,151
Exploration and abandonments, including dry holes	43,737	265,064
Non-cash stock-based compensation expense	63,073	47,130
Deferred income taxes	29,622	296,167
Loss on disposition of assets and other	53,789	9,308
Gain on derivatives	(699,752)	(890,917)
Other non-cash items	14,639	18,379
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Accounts receivable	117,716	(104,988)
Prepaid costs and other	(3,726)	(23,628)
Inventory	(5,154)	2,441
Accounts payable	(17,689)	1,566
Revenue payable	(68,311)	60,481
Other current liabilities	12,279	20,646
Net cash provided by operating activities	897,505	1,673,787
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures on oil and natural gas properties	(2,443,704)	(2,554,914)
Additions to property, equipment and other assets	(67,699)	(34,320)
Proceeds from the disposition of assets	104	1,305
Contributions to equity method investments	(91,342)	(30,050)
Settlements received from derivatives	632,916	71,983
Net cash used in investing activities	(1,969,725)	(2,545,996)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	1,490,900	2,081,000
Payments of debt	(1,630,400)	(2,191,500)
Exercise of stock options	59	4,659
Excess tax benefit from stock-based compensation	2,150	16,480
Net proceeds from issuance of common stock	1,535,712	931,989
Payments for loan costs	-	(10,648)
Purchase of treasury stock	(5,131)	(15,594)
Increase (decrease) in bank overdrafts	(92,541)	55,823
Net cash provided by financing activities	1,300,749	872,209
Net increase in cash and cash equivalents	228,529	-
Cash and cash equivalents at beginning of period	21	21
Cash and cash equivalents at end of period	$228,550	$21
SUPPLEMENTAL CASH FLOWS:
Cash paid for interest	$211,443	$211,342
Cash paid for income taxes	$3,950	$27,844

Concho Resources Inc.
Summary Production and Price Data
Unaudited

The following table sets forth summary information concerning production and operating data for the periods indicated:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014

Production and operating data:
Net production volumes:
Oil (MBbl)	8,415	7,555	34,457	26,319
Natural gas (MMcf)	28,973	23,538	106,987	87,336
Total (MBoe)	13,244	11,478	52,288	40,875

Average daily production volumes:
Oil (Bbl)	91,467	82,120	94,403	72,107
Natural gas (Mcf)	314,924	255,848	293,115	239,277
Total (Boe)	143,954	124,761	143,256	111,987

Average prices:
Oil, without derivatives (Bbl)	$38.92	$65.23	$44.69	$83.17
Oil, with derivatives (Bbl) (a)	$60.10	$77.99	$62.03	$86.07
Natural gas, without derivatives (Mcf)	$2.13	$4.31	$2.46	$5.39
Natural gas, with derivatives (Mcf) (a)	$2.52	$4.38	$2.80	$5.34
Total, without derivatives (Boe)	$29.38	$51.77	$34.49	$65.08
Total, with derivatives (Boe) (a)	$43.69	$60.32	$46.60	$66.84

Operating costs and expenses per Boe:
Lease operating expenses and workover costs	$7.67	$7.77	$7.46	$8.05
Oil and natural gas taxes	$2.55	$4.06	$2.90	$5.12
Depreciation, depletion and amortization	$24.29	$23.01	$23.40	$23.97
General and administrative	$3.84	$4.71	$4.42	$4.99

(a)			Includes the following effects of cash receipts from (payments on) derivatives:

	Three Months Ended		Years Ended
	December 31,		December 31,
(in thousands)	2015	2014	2015	2014

Cash receipts from (payments on) derivatives:
Oil derivatives	$178,250	$96,402	$597,297	$76,335
Natural gas derivatives	11,225	1,755	35,619	(4,352)
Total	$189,475	$98,157	$632,916	$71,983

The presentation of average prices with derivatives is a non-GAAP measure as a result of including the cash receipts from (payments on) commodity derivatives that are presented in our statements of cash flows. This presentation of average prices with derivatives is a means by which to reflect the actual cash performance of our commodity derivatives for the respective periods and presents oil and natural gas prices with derivatives in a manner consistent with the presentation generally used by the investment community.

Concho Resources Inc.
Estimated Year-End Proved Reserves
Unaudited

The table below provides a summary of changes in total proved reserves for the year ended December 31, 2015, as well as proved developed reserves at the beginning and end of the year.

(MMBoe)	2015

Total proved reserves
Balance, January 1	637.2
Purchases of minerals-in-place	11.7
Sales of minerals-in-place	(1.4)
Extensions and discoveries	157.1
Revisions:
Other non-price related revisions	(16.6)
Price-related revisions	(112.2)
Production	(52.3)
Balance, December 31	623.5

Proved developed reserves
Balance, January 1	376.9
Balance December 31	358.3

Concho Resources Inc.
Costs Incurred (a)
Unaudited

The table below provides the costs incurred for oil and natural gas producing activities for the periods indicated:

	Three Months Ended		Years Ended
	December 31,		December 31,
(in thousands)	2015	2014	2015	2014

Property acquisition costs:
Proved	$(1,689)	$39,003	$57,190	$99,362
Unproved	10,243	184,378	206,214	292,363
Exploration	148,630	479,027	1,122,587	1,615,238
Development	86,444	327,711	709,088	937,491
Total costs incurred for oil and natural gas properties	$243,628	$1,030,119	$2,095,079	$2,944,454

(a)			The costs incurred for oil and natural gas producing activities includes the following amounts of asset retirement obligations:

	Three Months Ended		Years Ended
	December 31,		December 31,
(in thousands)	2015	2014	2015	2014

Exploration costs	$183	$739	$1,820	$2,589
Development costs	(1,695)	1,463	(9,084)	7,488
Total asset retirement obligations (b)	$(1,512)	$2,202	$(7,264)	$10,077

(b)	The downward revision to the Company’s asset retirement estimates for the quarter and year ended December 31, 2015 is primarily due to a reduction in future estimated abandonment costs.

Concho Resources Inc.
Derivatives Information
Unaudited

The table below provides data associated with the Company’s derivatives at February 24, 2016, for the periods indicated:

		2016
		First	Second	Third	Fourth
		Quarter	Quarter	Quarter	Quarter	Total	2017

Oil Swaps: (a)
	Volume (Bbl)	6,722,000	5,985,000	5,460,000	5,054,000	23,221,000	15,642,000
	Price (Bbl)	$71.99	$73.38	$74.21	$59.38	$70.13	$57.39

Oil Basis Swaps: (b)
	Volume (Bbl)	6,155,000	5,914,000	5,520,000	5,060,000	22,649,000	14,276,000
	Price (Bbl)	$(1.46)	$(1.46)	$(1.46)	$(1.48)	$(1.46)	$(0.90)

Natural Gas Swaps: (c)
	Volume (MMBtu)	7,280,000	7,280,000	7,360,000	7,360,000	29,280,000	-
	Price (MMBtu)	$3.02	$3.02	$3.02	$3.02	$3.02	$-

(a)	The index prices for the oil price swaps are based on the New York Mercantile Exchange (NYMEX) – West Texas Intermediate (WTI) monthly average futures price.
(b)	The basis differential price is between Midland – WTI and Cushing – WTI.
(c)	The index prices for the natural gas price swaps are based on the NYMEX – Henry Hub last trading day futures price.

Concho Resources Inc.
Supplemental Non-GAAP Financial Measures
Unaudited

The following tables provide information that the Company believes may be useful to investors who follow the practice of some industry analysts who adjust reported company net income (loss) and earnings per share to exclude certain non-cash and unusual items and cash flows from operating activities to adjust for settlements on derivatives.

Adjusted Net Income (Loss) and Adjusted Earnings per Share

The following table provides a reconciliation from the United States generally accepted accounting principles (GAAP) measure of net income (loss) to adjusted net income (loss) (non-GAAP) for the periods indicated:

	Three Months Ended		Years Ended
	December 31,		December 31,
(in thousands, except per share amounts)	2015	2014	2015	2014

Net income (loss) - as reported	$(788)	$129,896	$65,900	$538,175

Adjustments for certain non-cash and unusual items:
Gain on derivatives	(318,681)	(765,010)	(699,752)	(890,917)
Cash receipts from derivatives	189,475	98,157	632,916	71,983
Impairments of long-lived assets	52,941	431,675	60,529	447,151
Leasehold abandonments	17,886	197,570	34,532	217,326
Loss on extinguishment of debt	-	-	-	4,316
Loss on disposition of assets and other	56,083	1,692	57,671	10,389
Tax impact	854	13,648	(31,953)	53,106
Change in statutory effective income tax rates	(7,200)	(7,945)	(9,026)	(7,945)
Adjusted net income (loss)	$(9,430)	$99,683	$110,817	$443,584

Adjusted earnings per share:
Basic net income (loss)	$(0.07)	$0.88	$0.92	$4.03
Diluted net income (loss)	$(0.07)	$0.88	$0.91	$4.02

Tax rates	37.2%	38.0%	37.2%	38.0%

Adjusted Cash Flows

The following table provides a reconciliation of the GAAP measure of cash flows from operating activities to adjusted cash flows (non-GAAP) for the periods indicated:

	Years Ended December 31,
(in thousands)	2015	2014

Cash flows from operating activities	$897,505	$1,673,787
Settlements received from derivatives (a)	632,916	71,983
Adjusted cash flows	$1,530,421	$1,745,770

(a) Amounts are presented in cash flows from investing activities for GAAP purposes.

EBITDAX

EBITDAX (as defined below) is presented herein and reconciled from the GAAP measure of net income (loss) because of its wide acceptance by the investment community as a financial indicator of a company's ability to internally fund exploration and development activities.

The Company defines EBITDAX as net income (loss), plus (1) exploration and abandonments expense, (2) depreciation, depletion and amortization expense, (3) accretion expense, (4) impairments of long-lived assets, (5) non-cash stock-based compensation expense, (6) gain on derivatives, (7) cash receipts from derivatives, (8) loss on disposition of assets and other, (9) interest expense, (10) loss on extinguishment of debt and (11) federal and state income taxes. EBITDAX is not a measure of net income or cash flows as determined by GAAP.

The Company’s EBITDAX measure provides additional information which may be used to better understand the Company’s operations. EBITDAX is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income as an indicator of operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as the historic cost of depreciable assets, none of which are components of EBITDAX. EBITDAX, as used by the Company, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by the Company’s management team and by other users of the Company’s consolidated financial statements. For example, EBITDAX can be used to assess the Company’s operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure, and to assess the financial performance of the Company’s assets and the Company without regard to capital structure or historical cost basis.

The following table provides a reconciliation of the GAAP measure of net income (loss) to EBITDAX (non-GAAP) for the periods indicated:

	Three Months Ended		Years Ended
	December 31,		December 31,
(in thousands)	2015	2014	2015	2014

Net income (loss)	$(788)	$129,896	$65,900	$538,175
Exploration and abandonments	26,281	214,176	58,847	284,821
Depreciation, depletion and amortization	321,779	264,138	1,223,253	979,740
Accretion of discount on asset retirement obligations	1,706	1,910	7,600	7,072
Impairments of long-lived assets	52,941	431,675	60,529	447,151
Non-cash stock-based compensation	15,801	12,458	63,073	47,130
Gain on derivatives	(318,681)	(765,010)	(699,752)	(890,917)
Cash receipts from derivatives	189,475	98,157	632,916	71,983
Loss on disposition of assets and other	52,201	611	53,789	9,308
Interest expense	54,581	52,537	215,384	216,661
Loss on extinguishment of debt	-	-	-	4,316
Income tax expense	6,056	69,032	31,371	317,785
EBITDAX	$401,352	$509,580	$1,712,910	$2,033,225

Reserves Replacement Ratio

The Company uses the reserves replacement ratio as an indicator of the Company’s ability to replenish annual production volumes and grow its reserves, thereby providing some information on the sources of future production. The reserves replacement ratio is a statistical indicator that is limited because it typically varies widely based on the extent and timing of discoveries and property acquisitions. Its predictive and comparative value is also limited for the same reasons. In addition, since the ratio does not embed the cost or timing of future production of new reserves, it cannot be used as a measure of value creation. The reserve replacement ratio of approximately 291% was calculated by dividing net proved reserve additions of 152.2 MMBoe (the sum of extensions, discoveries, revisions other than price-related revisions and purchases) by production of 52.3 MMBoe.

Drill-Bit Finding and Development Cost

Drill-bit finding and development cost is a non-GAAP measure used to assist in an evaluation of how much it costs the Company, on a per Boe basis, to add proved reserves. Drill-bit finding and development costs are calculated by dividing the sum of exploration costs and development costs of $1.8 billion by total reserve extensions and discoveries of 157.1 MMBoe. This calculation does not include the future development costs required for the development of proved undeveloped reserves.

Three-Year Drill-Bit Finding and Development Cost

Three-year drill-bit finding and development cost is a non-GAAP measure used to assist in an evaluation of how much it costs the Company, on a per Boe basis, to add proved reserves. Drill-bit finding and development costs are calculated by dividing the sum of exploration costs and development costs for full-year 2013, 2014 and 2015 of $6.2 billion by total reserve extensions and discoveries during full-year 2013, 2014 and 2015 of 444.5 MMBoe. This calculation does not include the future development costs required for the development of proved undeveloped reserves.

The following table summarizes the Company’s operational and financial guidance for 2016. The Company’s capital plan guidance for 2016 excludes acquisitions.

Concho Resources Inc.
2016 Guidance

2016
Production
Annual growth	-5% - 0%
Oil mix	60% - 64%

Price realizations, excluding commodity derivatives
Crude oil differential to NYMEX ($/Bbl)	($3.75) – ($4.25)
Natural gas (per Mcf) (% of NYMEX)	80% - 85%

Operating costs and expenses
Lease operating expense ($/Boe)	$7.50 - $8.00
Oil & natural gas taxes (% of oil and natural gas revenues)	8.25%
General and administrative (“G&A”) expense ($/Boe):
Cash G&A expense	$3.10 - $3.50
Non-cash stock-based compensation	$1.35 - $1.45
Depletion, depreciation and amortization expense ($/Boe)	$24.00 - $26.00
Exploration and other ($/Boe)	$1.00 - $2.00
Interest expense ($ in millions):
Cash	$205 - $215
Non-cash	$10
Income tax rate	38%
Current taxes ($ in millions)	$0 - $10

Capital plan ($ in billions)	$1.1 - $1.3

CONTACT:
Concho Resources Inc.
Megan P. Hays, 432-685-2533
Director of Investor Relations
or
Mary Tennant, 432-221-0477
Senior Financial Analyst
or
Gabriel Middendorf, 432-685-2577
Financial Analyst